Exhibit 99.1

Cash America to Make Voluntary Reimbursement to Ohio Customers

FORT WORTH, Texas--(BUSINESS WIRE)--December 4, 2012--Cash America International, Inc. (NYSE:CSH) announced today a voluntary program to fully reimburse approximately 14,000 Ohio customers for funds collected in connection with legal proceedings initiated by the Company in Ohio from January 1, 2008 to the present seeking the collection of past due loan amounts owed to the Company.

Cash America recently determined that a small number of employees did not prepare some court documents properly in many of its Ohio collections legal proceedings. While the Company believes the filed documents accurately depict the existence and amount of the debts owed to the Company under consumer lending contracts, the preparation and filing of these documents did not always comply with certain court rules.

“We hold ourselves to the highest ethical standards. When we discovered this problem, we took swift action,” said Daniel R. Feehan, Chief Executive Officer of Cash America. “First and foremost, we will take care of our customers and we are implementing rigorous measures to do so. We will also institute additional steps to help prevent this problem from occurring again.”

Cash America will voluntarily reimburse all amounts received through collections legal proceedings initiated by the Company in Ohio, from January 1, 2008 to the present, plus interest, including the reimbursement of amounts collected in connection with legal proceedings that were not affected by the improper document preparation. The Company is engaging an independent claims administrator to conduct the reimbursement program and to ensure the most comprehensive reimbursement possible. In addition, for all trial court collections proceedings filed in Ohio since January 1, 2008 with the exception of one appellate matter, Cash America will promptly file dismissals, terminate all existing post-judgment collections activities, and request to vacate each judgment entered and/or notify credit reporting bureaus of the vacated judgments, as necessary for each case. While Cash America is taking these actions proactively, it could still be subject to other liabilities, and additional changes in its business practices may also be required.

Cash America has voluntarily disclosed this issue and its intent to implement the reimbursement program to state and federal regulators and will continue to keep regulators informed on the progress of the program and the other measures it will take in connection with this issue.

Cash America estimates that the cost of this reimbursement program and related expenses will be approximately $13.4 million before taxes, which will be included in the financial results for its fourth quarter ended December 31, 2012.

“We are deeply committed to our customers, our shareholders and our 7,000 employees who work diligently to provide the highest level of service to our communities,” Mr. Feehan said. “We are taking these steps to demonstrate our commitment to corporate integrity and community responsibility.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the anticipated regulation of consumer financial products and services by the Consumer Financial Protection Bureau; acceptance by consumers, legislators or regulators of the negative characterization by the media and consumer activists with respect to certain of the Company’s loan products; the reorganization of the Company’s Mexico-based pawn operations; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company's services and the continued acceptance of the online distribution channel by the Company’s online loan customers; fluctuations in the price of gold or a deterioration in economic conditions; changes in competition; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company’s arbitration agreements; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; security breaches, cyber attacks or fraudulent activity; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100
or
Media Inquiries:
Yolanda Walker, 817-333-1973